EXHIBIT 17.1

October 13, 2005

U. S. Securities and Exchange Commission

450 5th Street, NW

Washington, D.C. 20549

Ladies and Gentlemen:

On October 10, 2005, the undersigned received a draft copy of Form 10-KSB for the fiscal year ended June 30, 2005, to be filed by Nano Chemical Systems Holdings, Inc. (the “Company”) (Commission File No. 000-26067) wherein the Company disclosed under Part II, Item 8.B, “Other Information,” the resignation of the undersigned as the Company’s Chief Financial Officer, Secretary and Director. After reviewing the draft of the Company’s Form 10-KSB, I have no disagreements with the statements made therein.

Yours truly,

/s/ Katrina Cleburn
Katrina Cleburn